Exhibit 99.1

Annexon Appoints Industry Veteran, Dr. Rick Artis, as Chief Scientific Officer to Support the Advancement and Expansion of Complement-focused Portfolio

BRISBANE, Calif., Jan. 6, 2023 – Annexon, Inc. (Nasdaq: ANNX), a clinical-stage biopharmaceutical company developing a new class of complement medicines for patients with classical complement-mediated autoimmune, neurodegenerative and ophthalmic disorders, today announced that Dean “Rick” Artis, Ph.D., has been appointed as chief scientific officer (CSO), succeeding Larry C. Mattheakis, Ph.D. Dr. Artis most recently served as CSO at Octant Bio and earlier, led efforts at Annexon for the discovery of the company’s small molecule classical complement inhibitors, including ANX1502.

“Since our founding, we have been focused on delivering game-changing treatments to patients suffering from complement-mediated diseases. I’m proud of the progress we’ve made to-date and want to thank Larry for his contributions and leadership to help bring us to this point,” said Douglas Love, president and chief executive officer of Annexon. “The next few years are poised to be transformational for our company as we advance our extensive complement pipeline, with several mid-to-late-stage trials underway. It’s a pleasure to welcome Rick back to the Annexon team to lead our research efforts as CSO. He is a seasoned executive across computational and structure-based drug design, medicinal chemistry and translational clinical development efforts, and his discovery of our first-in-kind small molecule, ANX1502, was a landmark moment for our company. He brings with him a proven track record of success that will help us further expand the potential of our science and work towards our mission of bringing novel therapies to patients in need.”

As CSO of Annexon, Dr. Artis will be responsible for leading all research efforts, with a particular emphasis on the expansion of small molecule research and the further building of the company’s robust pipeline. Prior to his most recent role as CSO at Octant, Dr. Artis served as senior vice president, chemistry at Annexon, senior vice president, research at Elan Pharmaceuticals, vice president, lead generation at Plexxikon and held positions of increasing responsibility at Genentech and Syntex. He has been responsible for efforts from target validation and screening to early development and has discovery-to-clinic experience in several therapeutic areas, including neurodegenerative and metabolic diseases and oncology. He has led efforts at the forefront of fragment-based drug discovery and is a co-inventor of the first drug derived from these approaches, vemurafenib for the treatment of metastatic melanoma. He has co-authored over 45 papers, been recognized as a co-inventor on 45 issued U.S. patents and made direct contributions to seven molecules that have reached various stages of clinical development, including two that have received marketing approval. He received a B.S. in chemistry from the University of California, Berkeley and a Ph.D. in organic chemistry from Yale University.

“Annexon has built an impressive pipeline of classical complement inhibitors for the body, brain and eye,” said Dr. Artis. “This is an exciting time for the company as we expand into late-stage and pivotal development with many of our programs and advance a number of exciting earlier stage opportunities with significant potential. I am thrilled to partner with the team to continue building upon the pioneering research at Annexon to address complement-mediated diseases.”

About Annexon

Annexon (Nasdaq: ANNX) is a clinical-stage biopharmaceutical company seeking to bring game-changing medicines to patients with classical complement-mediated diseases of the body, brain and eye. The classical complement cascade is a seminal pathway within the immune system that anchors and drives a host of autoimmune, neurodegenerative and ophthalmic diseases. Annexon is advancing a new class of complement medicines targeting the early classical cascade and all downstream pathway components that contribute to disease, while selectively preserving the beneficial immune functions of other complement pathways. Annexon is rigorously developing a pipeline of diversified product candidates across multiple mid- to late-stage clinical trials, with clinical data readouts anticipated throughout 2023 and beyond.

Investor Contact:

Chelcie Lister

THRUST Strategic Communications

chelcie@thrustsc.com

Media Contact:

Sheryl Seapy

Real Chemistry

949-903-4750

sseapy@realchemistry.com